Exhibit 99.2

LEVEL 3 COMMUNICATIONS, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

The following Unaudited Pro Forma Condensed Combined Statement of Operations for the fiscal year ended December 31, 2014 of Level 3 Communications, Inc. ("Level 3") has been prepared as if Level 3's merger with tw telecom inc. (“tw telecom”), and the assumptions and adjustments described in the accompanying notes herein had occurred on January 1, 2014.

On October 31, 2014 (the "Merger Date" or "Acquisition Date"), Level 3 completed the acquisition of tw telecom pursuant to the Agreement and Plan of Merger (the "Merger Agreement") dated June 15, 2014. tw telecom became a wholly owned subsidiary of the Company through a tax-free, stock and cash reorganization (the "Merger"). As a result of the Merger, (1) each issued and outstanding share of common stock of tw telecom was exchanged for 0.7 shares of Level 3 common stock, par value $0.01 per share and $10 in cash (together the "merger consideration"); (2) the outstanding stock options of tw telecom were canceled and the holders thereof received the merger consideration, net of aggregate per share exercise price; (3) each restricted stock unit award of tw telecom was immediately vested and canceled and the holders thereof received the merger consideration; and (4) each restricted stock unit of tw telecom was immediately vested and canceled and holders thereof received the merger consideration.

On October 31, 2014, tw telecom had approximately 140 million common shares outstanding, including approximately 1 million shares reserved for stock options, restricted stock awards and restricted stock units. Based on the number of Level 3 shares issued, Level 3's closing stock price of $46.91 on October 31, 2014, the cash paid to the former holders of tw telecom common stock and the $1.793 billion of debt of tw telecom refinanced or repaid, the aggregate consideration for acquisition accounting, including assumed debt, approximated $8.1 billion calculated as follows (in millions except per share amounts):

Number of tw telecom common shares eligible for merger consideration*	138.4
Multiplied by exchange ratio per Merger Agreement	0.7
Number of Level 3 shares of common stock to be issued*	96.9
Multiplied by price of Level 3 common stock*	$46.91
Estimated equity consideration	$4,546
Estimated cash consideration ($10 cash for each eligible share of tw telecom's common stock)	1,404
Tax withholdings for converted stock options, restricted stock awards and restricted stock units*	66
Assumption of debt, including make-whole payments and capital leases	2,099
Aggregate consideration*	$8,115

*The number of outstanding tw telecom shares reserved for outstanding share-based awards has been reduced by approximately 1 million shares to reflect the value of withholding taxes paid on behalf of award holders. Level 3 paid, using cash, approximately $66 million of withholding taxes to various jurisdictions as a result of the consummation of the Merger.

After consideration of all applicable factors pursuant to the accounting rules for business combinations, the parties consider Level 3 to be the “accounting acquirer” for purposes of the preparation of the unaudited pro forma financial information included below because Level 3 issued its common stock to acquire tw telecom (at a premium), the board of directors of the combined company is composed principally of former Level 3 directors and the executive management team of the combined company will largely be led by former Level 3 executives, among other factors. Therefore, for accounting purposes, the Merger is considered an acquisition of tw telecom by Level 3.

The following Unaudited Pro Forma Condensed Combined Statement of Operations was prepared using the acquisition method of accounting for business combinations, and is based on the assumption that the Merger occurred on January 1, 2014. Unaudited pro forma adjustments, and the assumptions on which they are based, are described in the accompanying notes to the Unaudited Pro Forma Condensed Combined Statement of Operations, which are referred to in this section as the notes. Certain reclassifications have been made relative to tw telecom's historical financial statements in order to present them on a basis consistent with Level 3.

In accordance with the acquisition method of accounting, the actual consolidated financial statements of Level 3 reflect the Merger only from and after the completion date of the Merger. The assets acquired and liabilities assumed of tw telecom were recognized at their acquisition date fair value. The purchase price allocation of acquired assets and assumed liabilities, including the assignment of goodwill to reporting units, will require extensive analysis and is expected to be completed no later than October 31, 2015. Thus, the provisional measurements of fair value are based on information currently available. The final identification of all the intangible assets acquired and determination of the purchase price allocation may be significantly different from the preliminary allocation, which could significantly affect the fair value assigned to the assets acquired and liabilities assumed and their related amortization.

Acquisition-related costs include transaction costs such as legal, accounting, valuation and other professional services and financing costs as well as integration costs such as severance and retention. Total acquisition related transaction, integration and financing costs expected to be incurred by Level 3 and tw telecom are approximately $331 million, which includes $44 million of capitalizable debt issuance costs incurred in connection with the new debt. The costs associated with these non-recurring activities do not represent ongoing costs of the combined organization and are, therefore, not included in the Unaudited Pro Forma Condensed Combined Statement of Operations. As of December 31, 2014, Level 3 and tw telecom had incurred total acquisition-related transaction and integration costs of approximately $172 million. These charges were expensed in accordance with the acquisition method of accounting, and were reflected in Network Related Expenses and Selling, General and Administrative Expenses. Level 3 expects to incur additional acquisition-related expenses associated with the Merger including integration activities. Based on current plans and information, Level 3 expects to incur approximately $170 million of integration costs associated with the Merger; however the ultimate costs incurred may vary from these estimates. For the purpose of the pro forma information, the estimated integration costs have been excluded as the timing and effects of these actions are too uncertain to meet the criteria for pro forma adjustments.

The unaudited pro forma information presented below has been prepared in accordance with the rules and regulations of the U.S. Securities and Exchange Commission. The Unaudited Pro Forma Condensed Combined Statement of Operations is not intended to represent or be indicative of the consolidated results of operations of Level 3 that would have been reported had the Merger been completed on January 1, 2014, and should not be taken as representative of the future consolidated results of operations of Level 3. The Unaudited Pro Forma Condensed Combined Statement of Operations does not reflect any operating efficiencies and cost savings that Level 3 may achieve with respect to combining the companies. Synergies have been excluded from consideration because they are not considered to be factually supportable, which is a required condition for these pro forma adjustments.

            The Unaudited Pro Forma Condensed Combined Statement of Operations should be read in conjunction with the publicly available historical consolidated financial statements and accompanying notes of Level 3 included in its Form 10-K for the year ended December 31, 2014, which is incorporated by reference in this Form 8-K.

LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES
Unaudited Pro Forma Condensed Combined Statement of Operations
For the year ended December 31, 2014

(dollars in millions, except per share data)	Historical Level 3	Historical tw telecom as adjusted*	Pro Forma Adjustments		Pro Forma Combined
Revenue	$6,777	$1,395	$(49)	(d)	$8,123
Costs and Expenses
Network Access Costs	2,529	406	(41)	(d)	2,894
Network Related Expenses	1,246	218	(8)	(d)	1,456
Depreciation and Amortization	808	279	39	(b)	1,126
Selling, General and Administrative Expenses	1,181	490	—		1,671
Total Costs and Expenses	5,764	1,393	(10)		7,147
Operating Income	1,013	2	(39)		976
Other Income (Expense):
Interest income	1	—	—		1
Interest expense	(654)	(83)	(46)	(a)	(783)
Loss on modification and extinguishment of debt, net	(53)	(1)	—		(54)
Other, net	(69)	—	—		(69)
Total Other Expense	(775)	(84)	(46)		(905)
Income Before Income Taxes	238	(82)	(85)		71
Income Tax Benefit (Expense)	76	22	(28)	(c)	70
Net Income (Loss)	$314	$(60)	$(113)		$141

Basic Earnings per Common Share
Net Income Per Share	$1.23				$0.42
Shares Used to Compute Basic Net Income per Share (in thousands)	254,428		80,750		335,178

Diluted Earnings per Common Share
Net Income Per Share	$1.21				$0.42
Shares Used to Compute Diluted Net Income per Share (in thousands)	258,483		80,750		339,233
*Refer to Note 1 to Unaudited Pro Forma Condensed Combined Financial Statement

See the accompanying notes to the Unaudited Pro Forma Condensed Combined Statement of Operations.

Notes to Unaudited Pro Forma Condensed Combined Statement of Operations

(1)	Basis of Presentation

The accompanying Unaudited Pro Forma Condensed Combined Statement of Operations is provided for illustrative purposes only and does not purport to represent what the actual consolidated results of operations of Level 3 would have been had the Merger occurred on January 1, 2014, nor is it necessarily indicative of future consolidated results of operations. The Unaudited Pro Forma Condensed Combined Statement of Operations does not reflect cost savings, operating synergies or revenue enhancements anticipated to result from the Merger, the costs to integrate the operations of Level 3 and tw telecom (other than costs incurred in the historical results of Level 3 through December 31, 2014), or the costs necessary to achieve these cost savings, operating synergies or revenue enhancements. The Unaudited Pro Forma Condensed Combined Statement of Operations for the year ended December 31, 2014 is based on (i) the historical consolidated results of operations of Level 3 and its subsidiaries, including the results of tw telecom and its subsidiaries following the date of acquisition; and (ii) the historical consolidated results of operations of tw telecom and its subsidiaries prior to being acquired on October 31, 2014. The Unaudited Pro Forma Condensed Combined Statement of Operations should be read in conjunction with the separate publicly available historical consolidated financial statements and accompanying notes of Level 3 and tw telecom. Certain reclassifications have been made to the historical presentation of tw telecom's Statement of Operations to conform to the presentation used in the Unaudited Pro Forma Condensed Combined Statement of Operations and relate primarily to network access costs, network related expenses and selling, general and administrative expenses.

The following unaudited pro forma adjustments have been reflected in the Unaudited Pro Forma Condensed Combined Statement of Operations. These adjustments give effect to pro forma events that are (i) directly attributable to the Merger, (ii) factually supportable and (iii) expected to have a continuing effect on the combined company. All adjustments are based on current assumptions and are subject to change upon the final determination of all the intangible assets acquired and determination of the purchase price allocation that may be significantly different from the preliminary allocation, which could significantly affect the fair value assigned to the assets acquired and liabilities assumed and their related amortization. The Company has not identified to date any material adjustments necessary to conform tw telecom's accounting policies to Level 3's accounting policies. However, as indicated in Note 2 to the Unaudited Pro Forma Condensed Combined Statement of Operations, Level 3 has made certain adjustments to the historical book values of tw telecom's assets and liabilities to reflect certain preliminary estimates of the fair values necessary to reflect adjustments required by the application of the acquisition method of accounting for business combinations. Any excess purchase price over the historical book values of tw telecom's net assets, as adjusted to reflect estimated fair values, has been recorded as goodwill. Actual results will differ from the Unaudited Pro Forma Condensed Combined Statement of Operations once Level 3 has finalized any necessary adjustments from conforming accounting policies and further classification changes. The determination of the final purchase price allocations can be highly subjective and it is possible that other professionals applying reasonable judgment to the same facts and circumstances could develop and support a range of alternative estimated amounts. There can be no assurance that the finalization of Level 3’s review will not result in material changes.

(2)	Basis of Preliminary Purchase Price Allocation

The Merger with tw telecom has been accounted for in accordance with the acquisition method of accounting. The purchase price was based on the actual consideration paid by Level 3 and was allocated to tw telecom's tangible and intangible assets and liabilities based on their estimated fair value as of October 31, 2014. The final determination of the allocation of the purchase price will be based on the fair value of such assets and liabilities as of October 31, 2014 and will be completed no later than October 31, 2015. Such final determination of the purchase price allocation may be significantly different from the preliminary estimates used in this pro forma financial statement. Based on the closing price of Level 3’s common stock on October 31, 2014, the purchase price is approximately $8.1 billion, including the assumption of debt.

Based upon a preliminary valuation, the total purchase price (as calculated in the manner described above) was allocated to tw telecom's assets and liabilities as follows:

(Dollars in millions)	Initial Purchase Price Allocation
Assets:
Cash, cash equivalents and restricted cash	$309
Property, plant and equipment	1,555
Goodwill	5,124
Identifiable intangible assets	1,323
Other assets	138
Total Assets	8,449
Liabilities:
Long-term debt	(2,099)
Deferred revenue	(60)
Other liabilities	(279)
Total Liabilities	(2,438)
Total Consideration to be Allocated	$6,011

Upon completion of the final fair value analysis after the Merger, Level 3 anticipates that the ultimate purchase price allocation will differ from the preliminary assessment outlined above. Any changes to the initial estimates of the fair value of the acquired assets and assumed liabilities will be recorded as adjustments to those assets and liabilities and residual amounts will be allocated to goodwill.

The guidance related to business combinations outlines the methodologies for calculating merger consideration and for determining fair values. It also requires that all transaction and restructuring costs related to business combinations be expensed as incurred, and it requires that changes in deferred tax asset valuation allowances and liabilities for tax uncertainties subsequent to the merger date that do not meet certain re-measurement criteria be recorded in the statement of operations. Total acquisition related transaction, integration and financing costs expected to be incurred by Level 3 and tw telecom are estimated to be approximately $331 million, of which $44 million is attributable to capitalizable debt issuance costs. The costs associated with these non-recurring activities do not represent ongoing costs of the combined organization and are, therefore, not included in the Unaudited Pro Forma Condensed Combined Statement of Operations.

The Unaudited Pro Forma Condensed Combined Statement of Operations does not reflect ongoing cost savings, operating synergies or revenue enhancements that Level 3 expects to achieve as a result of the Merger, the costs to integrate the operations of Level 3 and tw telecom and to achieve these cost savings, operating synergies or revenue enhancements. Level 3 expects to incur approximately $170 million of integration costs associated with this transaction, of which approximately $60 million had been incurred as of December 31, 2014. The Merger is expected to create approximately $200 million in annualized operating cost synergies and approximately $40 million in annualized capital expenditure savings. Level 3 expects to recognize the operating cost savings from network expense savings and operating expense savings, primarily from the reduction in back office areas, public company costs, supplier savings, management overlap and the combination of network platforms. The synergy and cost savings estimates are forward looking statements and are qualified by reference to the important disclosures set forth under “Forward-Looking Statements” in Level 3's Form 10-K for the year ended December 31, 2014, filed with the Securities and Exchange Commission on February 27, 2015. Level 3 cannot assure that these estimated synergies or cost savings will be achieved.

(3)	Accounting Policies

Level 3 is not aware of any differences in accounting policies that would have a material effect on the combined financial statements. The Unaudited Pro Forma Condensed Combined Statement of Operations does not assume any differences in accounting policies.

(4)	Pro Forma Adjustments

(a)
In connection with the closing of the Merger, Level 3 Financing, Inc. ("Level 3 Financing") amended its existing credit agreement to incur an additional $2.0 billion of borrowings through an additional tranche (the "Tranche B 2022 Term Loan"). The aggregate net proceeds of Level 3 Financing's Tranche B 2022 Term Loan issued in October 2014 were used to finance in part the cash portion of the merger consideration payable to tw telecom's stockholders and to refinance certain existing indebtedness of tw telecom, including fees and premiums, in connection with the closing of the Merger. In addition, the $1.0 billion of proceeds from the issuance of 5.375% Senior Notes due 2022 raised in August 2014 by an indirect, wholly owned subsidiary of Level 3 were deposited into an escrow account. On October 31, 2014, following the consummation of the Merger and the satisfaction of certain escrow release conditions, the 5.375% Senior Notes were assumed by Level 3 Financing and the funds were released from the escrow account. The net proceeds from the 5.375% Senior Notes were used to finance in part the cash portion of the merger consideration payable to tw telecom stockholders and to refinance certain existing indebtedness of tw telecom, including fees and premiums, in connection with the closing of the Merger.

tw telecom debt, except for capital lease obligations, has been replaced with the $2.0 billion Tranche B Term Loan and the $1.0 billion aggregate principal amount of 5.375% Senior Notes. Level 3 estimates an increase in interest expense of approximately $46 million in 2014 associated with the incremental debt Level 3 issued or incurred in connection with the Merger after repaying or redeeming tw telecom’s existing debt. The change in interest expense for the period is based on a $2.0 billion Tranche B 2022 Term Loan, with a current annual interest rate of 4.50% and $1.0 billion aggregate principal amount of unsecured senior notes with an annual interest rate of 5.375%. The term of the Tranche B 2022 Term Loan is seven years and the term of the unsecured senior notes is eight years. For the purpose of the Unaudited Pro Forma Condensed Combined Statement of Operations, it has been assumed that the Tranche B 2022 Term Loan was borrowed and unsecured senior notes were issued on January 1, 2014 and, therefore, incurred interest expense of approximately $124 million in 2014 . This interest expense was offset by the elimination of tw telecom’s interest expense due to the repayment or redemption of tw telecom's outstanding debt, which corresponds to $78 million in interest expense in 2014 which would have been incurred if such debt had not been redeemed or repaid.

Dollars in millions	Twelve months ended December 31, 2014
tw telecom’s historical interest expense prior to the acquisition date	$(78)
Interest expense resulting from debt Level 3 issued in connection with the Merger	124
Increase in interest expense	$46

The Tranche B 2022 Term Loan included an up front payment to the Tranche B 2022 Term Loan lenders of 0.75 percent of par, will pay interest equal to LIBOR plus 3.5% with LIBOR set at a minimum of 1.0 percent and mature on January 31, 2022. Based on the interest rates of 4.50% for the Tranche B 2022 Term Loan using the LIBOR Rate of 0.25% on December 31, 2014, a decrease of 1.0% from the base LIBOR rate assumed on the Tranche B 2022 Term Loan would not change the pro forma interest expense reflected in the Unaudited Pro Forma Condensed Combined Statement of Operations for the twelve months ended December 31, 2014 given the LIBOR minimum of 1.0%. An increase of 1.0% from the base LIBOR rate assumed on the Tranche B 2022 Term Loan would increase interest expense on the debt by $5 million for the twelve months ended December 31, 2014.

Included in the incremental interest expense is additional interest expense of approximately $4 million for the twelve months ended December 31, 2014 for the amortization of debt issuance costs and debt discounts associated with the Tranche B 2022 Term Loan and the 5.375% Senior Notes. Debt discount associated with the Tranche B 2022 Term Loan was approximately $15 million and will be amortized over seven years. Debt issuance costs associated with the Tranche B 2022 Term Loan and 5.375% Senior Notes were approximately $44 million ($27 million of costs associated with the Tranche B 2022 Term Loan amortized over seven years and $17 million associated with the 5.375% Senior Notes amortized over eight years).

(b)	Adjustments to reflect the depreciation and amortization associated with the preliminary estimates of the fair value and useful lives of assets acquired by Level 3 at the completion of the Merger.

Dollars in millions	Estimated Acquisition Date Fair Value	Estimated Remaining Useful Lives (Years)
Property, Plant and Equipment	$1,555	1-33 years
Customer Relationships	1,190	7-8 years
Trademark and trade names	60	5 years
Developed technology	73	5 years
Goodwill	5,124	Indefinite

Adjustments to reflect fair values were estimated by Level 3 management based on a market approach.

As of the effective date of the Merger, identifiable intangible assets are required to be measured at fair value and these acquired identifiable intangible assets could include assets that are not intended to be used or sold or that are intended to be used in a manner other than their highest and best use. For purposes of this Unaudited Pro Forma Condensed Combined Statement of Operations, it is assumed that all identifiable intangible assets will be used and that all assets will be used in a manner that represents the highest and best use of those assets, but it is not assumed that any market participant synergies will be achieved. The consideration of synergies has been excluded because they do not meet the required criteria for being considered a pro forma adjustment. For purposes of the preliminary allocation, Level 3 has estimated a fair value for tw telecom’s intangible assets related to trademark and trade names, customer relationships and developed technology based on the net present value of the projected income stream of those intangible assets. Goodwill is not amortized.

The Unaudited Pro Forma Condensed Combined Statement of Operations has been adjusted to reflect the corresponding adjustments to tw telecom’s acquired tangible and intangible assets.

Dollars in millions	Twelve months ended December 31, 2014
tw telecom’s historical depreciation and amortization prior to the acquisition date	$(279)
Depreciation and amortization after fair value adjustments and changes in the estimated useful lives associated with acquired assets	318
Increase in depreciation and amortization expense	$39

A 10% change in the allocation between the acquired tangible and intangible assets and goodwill would result in a change in annual depreciation and amortization expense of approximately $47 million and would cause
Level 3’s pro forma basic and diluted loss from continuing operations per common share to change by $0.14 per share, assuming the 10% change is applied pro rata to the assets.

(c) As of December 31, 2014, Level 3 had net operating loss carry forwards of approximately $10.3 billion for U.S. federal income tax purposes. Given Level 3’s net operating loss carry forward position and full valuation allowance against its net deferred tax assets, income tax expense is primarily related to state and foreign income taxes in the Unaudited Pro Forma Condensed Combined Statement of Operations. With the exception of income tax expense related to indefinite-lived assets and certain state income tax liabilities, the historical tax provision for tw telecom has been reversed as upon consolidation with Level 3, tw telecom did not generate other material current or deferred tax expense or benefit for U.S. federal income tax purposes.

Level 3 is still in the process of completing the detailed valuation studies and other analysis necessary to finalize the necessary adjustments related to income taxes, and related deferred tax assets and liabilities. There can be no assurance that the finalization of Level 3’s review will not result in material changes.

(d)	Adjustment to eliminate the historical intercompany transactions between Level 3 and tw telecom.